1128 Pennsylvania NE, Suite 200, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold Announces Heads of Agreement for Merger with International Goldfields Limited

ALBUQUERQUE, New Mexico – October 11, 2012 – Santa Fe Gold Corporation (OTCBB: SFEG) today announced that it has signed a Binding Heads of Agreement to pursue a business combination with International Goldfields Limited (ASX: IGS). Key terms of the transaction have been approved by the boards of directors of both companies, subject to satisfactory completion of due diligence, definitive agreements, regulatory and required consents and approvals. The companies are targeting prompt execution of definitive documents and a first quarter 2013 closing date, subject to shareholder approvals and other customary closing conditions. The contemplated transaction structure would be effected solely through an exchange of SFEG shares for IGS shares in connection with a merger transaction.

Key terms of the Heads of Agreement include, among others, that:

  Existing SFEG and IGS shareholders will own 61.57% and 27.11%, respectively, of the outstanding shares of the combined company’s common stock, assuming completion of an A$5.0 million placement in connection with the merger;
  The IGS board will be restructured to comprise four directors nominated by Santa Fe and one director nominated by International Goldfields;
  The merged company will continue trading on the ASX and will apply for a listing to trade ADRs on a major US exchange; and
  On completion of the merger, IGS must have (a) a minimum of A $ 10.0 million in available cash and liquid asset s and (b) a maximum of A$ 100,000 in total indebtedness.

Pierce Carson, President and CEO of Santa Fe, commented, "This is an exciting opportunity for the shareholders of both companies as the proposed merged entity is anticipated to result in a diversified and well-capitalized gold-silver miner, explorer, and developer, with projects located in emerging mining districts of Brazil, West Africa, and the South western United States. We believe that the proposed business combination will maximize collective shareholder value for numerous reasons, including:

  A strengthened balance sheet, with significantly improved liquidity, is anticipated to reduce our project debt levels, and provide capital to further develop our new Mogollon project and advance our Ortiz project;
  We will enjoy significant development and exploration upside across a diverse portfolio of precious metal properties, and support for our exploration programs, including potentially new gold discoveries in IGS’ exploration portfolio;

  The merged entity will be managed by an expanded management team with complementary experience in exploration, development, operations, and financing; and
  Anticipated trading on both the ASX and a major United States exchange should increase the combined company’s visibility as a diversified, well - capitalized, low - cost gold -silver miner, explorer, and developer.”

IGS has agreed to advance (a) A$2.0 million to SFEG within five business days of execution of the Heads of Agreement and (b) another A$2.0 million on or before October 31, 2012. The two advances will take place by way of a convertible note secured by SFEG’s interest in its rights to the Mogollon option.

The Heads of Agreement contains other terms and conditions, and a copy is included as an Exhibit to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS – SAFE HARBOR

This press release contains forward-looking statements, including with respect to the negotiation, implementation and effects of a proposed business combination between Santa Fe Gold Corporation (“Santa Fe”) and International Goldfields Limited (“IGS”), that may result from the Heads of Agreement. Those statements and statements made in this release that are not historical in nature, including those related to future benefits, increases in shareholder value, synergies, improved liquidity and profitability, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. For Santa Fe, these statements are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to, or consummate, the proposed business combination with IGS and other transactions referred to in this press release and those described in the documents we file with the U.S. Securities and Exchange Commission, and risks associated with the inherent uncertainty of future financial results, and additional capital financing requirements. All forward-looking statements included in this release are made as of the date of this pres s release, and Santa Fe assumes no obligation to update any such forward-looking statements.

STATEMENT REGARDING ADDITIONAL INFORMATION THAT MAY BECOME AVAILABLE

If a transaction is to be proposed to the stockholders of Santa Fe and IGS, Santa Fe and IGS would file with the Securities and Exchange Commission and distribute a Registration Statement on Form F-4 covering securities to be issued in the transaction. Santa Fe shareholders would receive a prospectus and proxy/consent solicitation statement in connection with such transaction. The final terms of the prospective merger of Santa Fe and IGS remain subject to change and would only be reflected in a binding definitive agreement that remains to be negotiated between the companies. A copy of the definitive merger agreement would be filed along with the prospectus. Santa Fe stockholders would be urged to read these and any other related documents the corporation may issue. If and when these documents are filed, they can be obtained for free at the SEC’s website, www.sec.gov. Additional information on how to obtain these documents from Santa Fe would be made available to stockholders if and when a transaction is to occur. IGS would provide disclosure and arrange for solicitation of the votes of its shareholders in accordance with Australian regulations following execution of a binding agreement. Such documents are not currently available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Santa Fe, its directors and executive officers, may be deemed to be participants in the solicitation of proxies or consents from Santa Fe’s stockholders in connect ion with any transaction that might be proposed to such stockholders. Information about the directors and executive officers of Santa Fe and their ownership of IGS and Santa Fe stock will be included in the prospectuses and proxy/consent solicitation statements if and when they become available.

CONTACT:
Santa Fe Gold Corp
Pierce Carson, President and Chief Executive Officer
(505) 255-4852

Investor Relations
Torrey Hills Capital
Clay Chase
(858) 456-7300
cc@sdthc.com